AMENDED AND RESTATED WARRANT ISSUE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and effective as of January 1, 2011 (“Effective Date”) by and between NEUMEDIA, INC. (f/k/a Mandalay Media, Inc.), a Delaware corporation, with its principal office located at 2121 Avenue of the Stars, Suite 250, Los Angeles California (“NeuMedia”) and VIVID ENTERTAINMENT, LLC, a California limited liability company, with its principal office located at 3599 Cahuenga Boulevard, 4th Floor, Los Angeles, California (“Vivid”). Neumedia and Vivid may be collectively referred to herein as the “Parties” or individually as a “Party.”

RECITALS

Whereas, Vivid and The WAAT Corp. are parties to that certain Addendum No. 1 to Exclusive License Agreement dated January 1, 2003, as amended by two letters dated as of November 3, 2004 (collectively, the “2003 Agreement”);

Whereas, in or about October 2006, The WAAT Corp. (d/b/a WAAT Media Corporation), a California corporation, merged into and became Twistbox Entertainment, Inc., a Delaware corporation (“Twistbox”) and, contemporaneous therewith, Twistbox formed WAAT, a wholly-owned subsidiary, to which all right, title and interest under the Prior Agreement was assigned or otherwise transferred; and

Whereas, on July 1, 2009, WAAT, Twistbox, AMV Holding Limited (“AMV”) and Vivid entered into an Amended and restated Content License and Output Agreement concerning the licensing and distribution of adult content accessible on the mobile web from a wireless device (the “2009 Agreement”); and

Whereas, WAAT, Twistbox and AMV are indebted to Vivid under the 2009 Agreement (the “Debt”); and

Whereas, Twistbox is a direct wholly owned subsidiary of NeuMedia; and

Whereas, Vivid had agreed to forbear collection of certain claims under the 2003 Agreement in exchange for a warrant to acquire One Million Two Hundred Thousand (1,200,000) shares of the common stock of NeuMedia at an exercise price of One Dollar Twenty-Five Cents ($1.25) per share (the “2009 Warrant”); and

Whereas, NeuMedia issued the 2009 Warrant to Vivid; and

Whereas, Vivid has agreed to forbear collection of Five Hundred Fifty Thousand ($550,000) Dollars of the Debt provided NeuMedia amends the 2009 Warrant by granting Vivid the right to acquire One Million Five Hundred Thousand (1,500,000) shares of the common stock of NeuMedia at an exercise price of Twenty-Five Cents ($0.25) per share.

NOW, THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

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1.          Warrant.          On or before March 15, 2011, NeuMedia shall issue to Vivid (or its designees) an amended warrant (the “Amended Warrant”) increasing the number of shares to 1,500,000 shares of Common Stock, par value $0.0001 per share, of NeuMedia and reducing the purchase price per share to amount equal to $0.25 per share based on the terms and conditions set forth in the Amended Warrant.

2.          Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts will constitute one and the same agreement (or other document) and will become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

3.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within California, and Vivid and NeuMedia each consents to the jurisdiction of such a court.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement or caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

NEUMEDIA, INC.			VIVID ENTERTAINMENT, LLC

By:	[ILLEGIBLE]	By:	[ILLEGIBLE]

Name:	[ILLEGIBLE]	Name:	[ILLEGIBLE]

Title:	CFO	Title:	CEO

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